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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE,
CONTACT:

Doyle E. Motley                       Bob Schu
Senior Vice President                 Desmond Towey
& Chief Financial Officer             Desmond Towey & Associates
CD Warehouse, Inc.
(405) 949-2422


                         CD WAREHOUSE, INC. COMPLETES
                         $14,000,000 PRIVATE PLACEMENT


     OKLAHOMA CITY, OK May 15, 1998 CD Warehouse, Inc. (NASDAQ SmallCap: CDWI) announced today that it has obtained subscriptions for the private placement of 1,400,000 shares of its common stock at a purchase price of $10.00 per share. The offering, which was conducted under Regulation S and Regulation D of the Securities Act of 1933, was for a minimum subscription of 1,400,000 shares and a maximum of 1,800,000 shares. The placement agents for the offering were ComVest Partners of Dallas, TX and Capital West Securities of Oklahoma City, OK.

     "I am very proud to announce that we have completed this financing, which will insure that we have adequate capital to sustain our growth and allow us to pursue available opportunities," said Doyle Motley, Chief Financial Officer.
Mr. Motley stated that the net proceeds of the offering will be used to make acquisitions of retail stores engaged primarily in the sale of new and pre-owned CD's, companies owning or franchising such stores; to open new Company stores; to provide financing to new and existing franchisees and to provide additional working capital for general corporate purposes.

     CD Warehouse, Inc. franchises and operates retail music stores in 29 states, England, France and Venezuela under the name "CD Warehouse." CD Warehouse stores buy, sell and trade pre-owned compact discs, as well as sell a full complement of new release CD's.

     Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties, including such risks and uncertainties as are described in registration statements, reports and other documents filed by the Company from time to time with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors.